Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-234695) on Form S-3 and (No. 333-214083 and No. 333-250143) on Form S-8 of our reports dated February 16, 2022, with respect to the consolidated financial statements and financial statement schedule II of AMC Networks Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 16, 2022